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                                                             EXHIBIT (a)(1)(iii)

                          RUSS BERRIE AND COMPANY, INC.
                              LETTER OF TRANSMITTAL

Name of Optionee: ______________________________________

Social Security Number (last 4 digits only): ___________

E-mail address: ____________________

Fax Number: ____________________

I have received the Offer to Purchase Specified Options, dated May 28, 2004, including the schedules thereto (the Offer to Purchase), and this Letter of Transmittal (the Letter of Transmittal which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Offer). All capitalized terms used in this Letter of Transmittal but not defined herein have the same respective meanings as in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, I understand that I may elect to tender any or all of my Options identified on this Letter of Transmittal, for the cash consideration set forth below, less any applicable withholding obligations.

By executing and delivering this Letter of Transmittal, I acknowledge and agree that:

     - The Company's acceptance of all of the Options I elect to tender pursuant to the Offer (the Tendered Options) will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer. Upon the Company's acceptance of the Tendered Options, (1) all the Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of the cancelled Tendered Options and (2) all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of the cancelled option agreements;

     - under the circumstances set forth in the Offer to Purchase, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Options elected for tender. In such an event, the Tendered Options will not be accepted and the Options and the option agreements related to them will remain in effect and unchanged;

     - the Company will be entitled to withhold from the aggregate cash consideration to be received upon payment for the Tendered Options, the amount necessary to satisfy the amount of taxes required to be withheld;

     - in order to receive the cash consideration as payment for the Tendered Options, I must hold Options and be an eligible participant (as described in the Offer to Purchase) from the date I elect to tender Options through the date of the Company's acceptance of the Tendered Options; and
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     -    the Company has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

I understand that the Company does not presently intend to make any new option grants until the date that is at least six months and one day after the expiration of the Offer, and that there can be no assurance that any options will be granted to me after such period expires.

I hereby give up my entire ownership interest in the Options listed below. I understand all of these Options will become null and void on June 29, 2004, unless this Offer to Purchase is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable at 5:01 P.M., Eastern Time on June 29, 2004, unless the Offer to Purchase is extended by the Company in its sole discretion, in which case the Offer to Purchase will become irrevocable upon expiration of the extension.

I hereby elect to tender and cancel the following Options, or portions thereof (if no specification is made, all of your outstanding Options will be deemed tendered):

                                                                                          OPTION        AGGREGATE
                                                            NUMBER OF       OPTION       PURCHASE        OPTION
                                           OPTION GRANT     TENDERED       EXERCISE      PRICE PER      PURCHASE
                                               DATE          OPTIONS        PRICE          SHARE          PRICE
                                           ------------     ---------      --------      ----------     ---------
VESTED OPTIONS
1.   Option granted on:                                     $              $             $
2.   Option granted on:                                     $              $             $
3.   Option granted on:                                     $              $             $
4.   Option granted on:                                     $              $             $
UNVESTED OPTIONS (grants in 2004)
1.   Option granted on:                                     $              $             $
2.   Option granted on:                                     $              $             $

Please attach additional pages if more space is required.

___________________________________                  ___________________________
      OPTIONEE'S SIGNATURE                                        DATE

___________________________________
        OPTIONEE'S NAME

If this Letter of Transmittal is signed by the holder of the Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Options are subject, without alteration, enlargement or any change whatsoever. If your name has been legally changed since your Option agreement was signed, please submit proof of the legal name change.

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If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian or attorney-in-fact, or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Letter of Transmittal.

All questions as to the number of shares subject to Options to be accepted for payment and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Options will be determined by the Company in its sole discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of Options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notice.

By signing and returning the Letter of Transmittal, I represent and warrant to the Company:

     - I have full power and authority to elect to tender the Tendered Options and, when and to the extent the Tendered Options are accepted for purchase by the Company, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable option agreements, and the Tendered Options will not be subject to any adverse claims; and

     - upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the purchase of my Tendered Options.

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Participation Instructions:

     1. Complete this form and send it to our office by internal mail or deliver it personally to Sue Bach (Finance Dept.) well in advance of the expiration date. Alternatively, you may send this form by facsimile to Sue Bach (Finance Dept.) at 201-405-7333 or mail it to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attn: Sue Bach (Finance Dept.), as soon as possible. This form must be received by us before 5:01 P.M., Eastern Time on June 29, 2004, unless the Offer to Purchase Specified Options is extended by the Company in its sole discretion. Delivery by e-mail will not be accepted.

     2. Ensure that you receive a confirmation of receipt from the Company within five (5) business days.

Russ Berrie and Company, Inc. hereby accepts this Letter of Transmittal and agrees to honor this election.

_________________________________________           ____________________________
 [NAME & TITLE OF AUTHORIZED SIGNATORY]                         DATE

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